Exhibit 99.3









INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Real Property Investors-Four, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Four, L.P. (a limited partnership) as of November 30, 1996 and 1995, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1996. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Four, L.P. as of November 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying financial statements and financial statement schedules have been prepared assuming that Nooney Real Property Investors-Four, L.P. will continue as a going concern. As discussed in Note 1, conditions exist which raise substantial doubt about the Partnership's ability to continue as a going concern unless it is able to negotiate with a mortgage lender to refinance the debt maturing in 1997 or sell Cobblestone Court Shopping Center at an adequate price to cover required obligations. Management's plans in regard to these matters are also described in Note 1. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP

January 10, 1997
St. Louis, Missouri

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1996 AND 1995
----------------------------------------------------------------------------------------

ASSETS                                                            1996           1995
CASH - Includes restricted cash of $172,378 at November 30,  $    211,840   $    275,823
  1996 and $152,236 at November 30, 1995

ACCOUNTS RECEIVABLE                                               199,357        186,369

PREPAID EXPENSES AND DEPOSITS                                      56,679         69,139

INVESTMENT PROPERTY (Notes 1 and 3):
  Land                                                          1,013,858      1,013,858
  Buildings and improvements                                   13,319,137     12,904,376
                                                             ------------   ------------

                                                               14,332,995     13,918,234
  Less accumulated depreciation                                (7,134,674)    (6,702,698)
                                                             ------------   ------------

                                                                7,198,321      7,215,536

  Investment property held for sale (Note 1)                    3,479,887      3,490,426
                                                             ------------   ------------

           Total investment property                           10,678,208     10,705,962

DEFERRED EXPENSES - At amortized cost (Note 2)                     65,549         85,696
                                                             ------------   ------------

TOTAL                                                        $ 11,211,633   $ 11,322,989
                                                             ============   ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses                      $     86,951   $     74,635
  Refundable tenant deposits                                       89,395         95,098
  Mortgage notes payable (Notes 1 and 3)                       12,529,484     12,628,720
                                                             ------------   ------------

            Total liabilities                                  12,705,830     12,798,453

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)                        (1,494,197)    (1,475,464)
                                                             ------------   ------------

TOTAL                                                        $ 11,211,633   $ 11,322,989
                                                             ============   ============

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
-------------------------------------------------------------------------------------------------

                                                              1996          1995          1994
REVENUES:
  Rental and other income (Note 4)                        $ 3,505,163   $ 3,391,439   $ 3,281,516
  Interest                                                      7,669         3,587         3,873
                                                          -----------   -----------   -----------

          Total revenues                                    3,512,832     3,395,026     3,285,389
                                                          -----------   -----------   -----------

EXPENSES:
  Interest                                                  1,135,573     1,154,055     1,200,009
  Depreciation and amortization (Note 2)                      497,315       649,135       764,463
  Real estate taxes                                           457,460       442,140       508,620
  Repairs and maintenance                                     267,239       257,091       189,834
  Property management fees - related party                    185,981       181,734       176,283
  Payroll                                                     256,960       262,816       252,824
  Other operating expenses (includes $40,000 in each
    year to related party)                                    731,037       599,890       598,528
                                                          -----------   -----------   -----------

          Total expenses                                    3,531,565     3,546,861     3,690,561
                                                          -----------   -----------   -----------

NET LOSS                                                  $   (18,733)  $  (151,835)  $  (405,172)
                                                          ===========   ===========   ===========

NET LOSS ALLOCATION:
  General partners                                        $      (325)  $    (2,630)  $    (7,020)
  Limited partners                                            (18,408)     (149,205)     (398,152)

LIMITED PARTNERSHIP DATA:
  Net loss per unit                                       $     (1.36)  $    (11.03)  $    (29.43)
                                                          ===========   ===========   ===========

  Weighted average limited partnership units outstanding       13,529        13,529        13,529
                                                          ===========   ===========   ===========

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
-----------------------------------------------------------------------


                                    Limited     General
                                    Partners    Partners       Total

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1993               $  (635,946)  $(282,511)  $  (918,457)

  Net loss                          (398,152)     (7,020)     (405,172)
                                 -----------   ---------   -----------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1994               (1,034,098)   (289,531)   (1,323,629)

  Net loss                          (149,205)     (2,630)     (151,835)
                                 -----------   ---------   -----------

BALANCE (DEFICIENCY IN ASSETS)
  NOVEMBER 30, 1995               (1,183,303)   (292,161)   (1,475,464)

  Net loss                           (18,408)       (325)      (18,733)
                                 -----------   ---------   -----------

BALANCE (DEFICIENCY IN ASSETS)
  NOVEMBER 30, 1996              $(1,201,711)  $(292,486)  $(1,494,197)
                                 ===========   =========   ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------

                                                               1996          1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $   (18,733)  $  (151,835)  $ (405,172)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
      Depreciation                                            436,460       618,306      717,339
      Amortization of deferred expenses                        60,855        30,829       47,124
      Changes in accounts affecting operations:
        Accounts receivable                                   (12,988)      (63,625)     (13,749)
        Due from Nooney Krombach Company                                                  10,298
        Prepaid expenses and deposits                          12,460       (33,490)      (3,265)
        Deferred expenses                                     (44,006)      (19,234)     (92,975)
        Accounts payable and accrued expenses                  12,316      (224,565)      11,671
        Refundable tenant deposits                             (5,703)        1,977        8,932
                                                          -----------   -----------   ----------

            Net cash provided by operating activities         440,661       158,363      280,203

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                       (405,408)     (153,607)    (137,114)

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payments on mortgage notes payable                          (99,236)      (92,582)    (129,198)
                                                          -----------   -----------   ----------

NET (DECREASE) INCREASE IN CASH                               (63,983)      (87,826)      13,891

CASH, BEGINNING OF YEAR                                       275,823       363,649      349,758
                                                          -----------   -----------   ----------

CASH, END OF YEAR                                         $   211,840   $   275,823   $  363,649
                                                          ===========   ===========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for
  interest                                                $ 1,087,879   $ 1,166,752   $1,197,055
                                                          ===========   ===========   ==========

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Real Property Investors-Four, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri which generated 68% of rental and other income for the year ended November 30, 1996; and a retail shopping center located in Burnsville, Minnesota, a suburb of Minneapolis, which generated the remaining 32% of rental and other income for the year ended November 30, 1996.

      The accompanying financial statements for the Partnership have been presented on the basis that the Partnership will continue as a going concern, allowing for the realization of assets and the satisfaction of liabilities in the normal course of business. The uncertainty referred to in the following paragraph raises substantial doubt as to the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty.

      First mortgage debt on Cobblestone Court Shopping Center of $2,603,049 and the second mortgages on both properties of $1,438,039 and $211,435 mature May 1, 1997. The Partnership's management is presently attempting to sell Cobblestone Court Shopping Center, but is unable to predict when such a sale will occur or if such a sale will be finalized. If the Partnership is successful in selling the property, it expects to be in a position to fully payoff the first and second mortgage on the property. If the Partnership is unsuccessful in selling the property, it intends to negotiate with the mortgage lender to renew and restructure the debt or pursue refinancing with another lender. Until a sale occurs, or the mortgage lender decides to foreclose, the Partnership will continue to operate the property.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner is a 75%-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. The other individual general partners' spouse is a shareholder of Nooney Company. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $185,981, $181,734 and $176,283 for the years ended November 30, 1996, 1995 and 1994, respectively. Additionally, the Partnership pays Nooney Krombach Company $40,000 annually as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      Investment property is recorded at the lower of cost or net realizable value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. Investment property that is currently held for sale is recorded at the lower of its net book value or net realizable value.

      Apartment buildings are depreciated over their estimated useful lives using the 125% declining balance method. All other buildings are depreciated over their estimated useful lives using the straight-line method.

      Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain agreements provide for rent concessions. At November 30, 1996, accounts receivable include approximately $1,500 ($3,600 in 1995) of accrued rent concessions which is not yet due under the terms of the various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Pursuant to the terms of the Partnership Agreement, losses from operations and cash distributions are allocated l% to the individual general partners and the remainder pro rata to all general and limited partners based upon the relationship of original capital contributions.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable as of November 30, 1996 and 1995 and the related collateral book values consist of the following:

                                                                          1996              1995
Cobblestone Court Shopping Center
(Book value of $3,480,000 at November 30, 1996)
 8.5%, due in monthly installments of $26,921, including interest, to September  30, 1996 (when the note  matured) when monthly interest only payments of $18,438 until the note is refinanced
 (refinanced on December 30, 1996 to mature on May 1, 1997)            $ 2,603,049  $ 2,692,277

  Note payable to bank, interest only due monthly at bank's prime rate (8.25% at November 30, 1996) plus 1% to December 31, 1996
    (refinanced on December 26, 1996 to adjust interest to LIBOR plus 2.75%, payable monthly, and extend the maturity to May 1,
    1997) when entire principal balance is due                           1,438,039    1,438,039

Woodhollow Apartments
(Book value of $7,198,000 at November 30, 1996)
 9.125%,  due in monthly interest payments of $62,939 only until
 August 1997 when monthly  payments  increase to $70,170,
 consisting of both principal and interest, until August 2001
 when remaining principal balance of  $7,859,989 is due                  8,276,961    8,276,961

  Note payable to bank related to above properties, monthly principaL payments of $834 plus interest at 1% over the bank's prime rate
   (8.25% at November 30, 1996) to December 31, 1996 (refinanced on December 26, 1996 to increase  monthly  principal  payments to
   $1,000 and extend the maturity to May 1, 1997) when entire
   principal balance is due                                                211,435      221,443
                                                                       -----------  -----------

          Total debt of above properties (total book value of
            $10,678,000 at November 30, 1996)                          $12,529,484  $12,628,720
                                                                       ===========  ===========

      In December 1996, the 8.5% mortgage note payable was refinanced with the lender of the other three notes. The note requires monthly interest only payments at LIBOR plus 2.75% commencing February 1, 1997 to May 1, 1997 when the entire principal balance is due. The note also requires the payment of a $100,000 loan purchase fee payable upon the sale of the collateralized property. This fee has not been recorded as of November 30, 1996. In connection with the refinancing, the partnership is required to establish a capital reserve account. Under the terms of the note, the partnership is required to deposit on a monthly basis all excess cash flow from the property as defined in the note. All withdrawals must be approved by the lender.

      In July 1994, the 9.125% mortgage note payable was refinanced with the same lender. In connection with the refinancing, the partnership was required to establish a capital reserve escrow account to fund certain deferred maintenance including new siding, parking lot repairs and entry way renovations outlined in the escrow agreement. Under the terms of the agreement, the partnership is required to deposit on a monthly basis all net operating income as defined in the escrow agreement. Withdrawals may be made on a monthly basis only to fund the aforementioned repairs. Upon completion of the repairs, any funds remaining in the escrow account will be returned to the partnership. As of November 30, 1996 and 1995, $172,378 and $152,236, respectively, was being held in the escrow account.

      The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

      1997                                                           $4,281,598
      1998                                                               92,703
      1999                                                              101,525
      2000                                                              111,887
      2001                                                            7,942,471

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1996 and 1995 are summarized as follows:

                                        1996                      1995
                              ------------------------  ------------------------
                                Carrying    Estimated     Carrying    Estimated
                                 Amount     Fair Value     Amount     Fair Value

      Mortgage notes payable  $12,529,484  $12,608,000  $12,628,720  $13,030,000

      Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1996 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases on properties other than apartment buildings in effect as of November 30, 1996 are as follows:

      1997                                                             $512,000
      1998                                                              366,000
      1999                                                              283,000
      2000                                                              225,000
      2001                                                               46,000
                                                                     ----------

          Total                                                      $1,432,000
                                                                     ==========
      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $416,000, $454,000 and $452,000 for the years ended November 30, 1996, 1995 and 1994, respectively. Contingent rentals were not significant for the years ended November 30, 1996, 1995 and 1994.

5.    FEDERAL INCOME TAX STATUS

      The general partners believe, based upon opinion of legal counsel, that Nooney Real Property Investors-Four, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                   Financial          Income
                                                   Statement            Tax

      1996:
        Net loss                                  $   (18,733)      $  (631,020)
        Partners' deficiency in assets             (1,494,197)       (6,195,675)

      1995:
        Net loss                                  $  (151,835)      $  (603,701)
        Partners' deficiency in assets             (1,475,464)       (5,564,655)

      1994:
        Net loss                                  $  (405,172)      $  (737,206)
        Partners' deficiency in assets             (1,323,629)       (4,960,954)

                                   * * * * * *

================================================================================
NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
================================================================================
(A LIMITED PARTNERSHIP)


SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
-----------------------------------------------------------------------------------------------------------------


The  reconciliation of partners' equity (deficiency in assets) between financial statements and income tax reporting is as follows:
                                                                                             1996
                                                                           --------------------------------------
                                                                             Limited        General
                                                                             Partners       Partners      Total
Balance (deficiency) per statement of partners' equity                     $(1,201,711)  $  (292,486)  $(1,494,197)

Add:
  Selling commissions and other offering costs not deductible for income
    tax purposes                                                             1,732,907                   1,732,907

  Prepaid rents included in income for income tax purposes                       9,911           174        10,085

  Writedown of investment property not recognized for income tax purposes    1,045,565        18,435     1,064,000
                                                                           -----------   -----------   -----------

                                                                             1,586,672      (273,877)    1,312,795

Less:
  Excess depreciation deducted for income tax purposes                       7,289,299       199,285     7,488,584

  Rent concessions not recognized for income tax purposes                        1,508            27         1,535

  Insurance premiums deducted for income tax purposes                           18,034           317        18,351
                                                                           -----------   -----------   -----------

Balance (deficiency) per tax return                                        $ 5,722,169   $   473,506   $ 6,195,675
                                                                           ===========   ===========   ===========


                                                                                             1995
                                                                           --------------------------------------
                                                                             Limited        General
                                                                             Partners       Partners      Total
Balance (deficiency) per statement of partners' equity                     $(1,183,303)  $  (292,161)  $(1,475,464)

Add:
  Selling commissions and other offering costs not deductible for income
    tax purposes                                                             1,732,907                   1,732,907

  Prepaid rents included in income for income tax purposes                      11,068           195        11,263

  Writedown of investment property not recognized for income tax purposes    1,045,565        18,435     1,064,000
                                                                           -----------   -----------   -----------

                                                                             1,606,237      (273,531)    1,332,706

Less:
  Excess depreciation deducted for income tax purposes                       6,678,466       188,532     6,866,998

  Rent concessions not recognized for income tax purposes                        3,523            62         3,585

  Insurance premiums deducted for income tax purposes                           26,314           464        26,778
                                                                           -----------   -----------   -----------

Balance (deficiency) per tax return                                        $ 5,102,066   $   462,589   $ 5,564,655
                                                                           ===========   ===========   ===========

                                                                                             1994
                                                                           --------------------------------------
                                                                             Limited        General
                                                                             Partners       Partners      Total
Balance (deficiency) per statement of partners' equity                     $(1,034,098)  $  (289,531)  $(1,323,629)

Add:
  Selling commissions and other offering costs not deductible for income
    tax purposes                                                             1,732,907                   1,732,907

  Prepaid rents included in income for income tax purposes                      23,418           413        23,831

  Writedown of investment property not recognized for income tax purposes    1,045,565        18,435     1,064,000
                                                                           -----------   -----------   -----------

                                                                             1,767,792      (270,683)    1,497,109

Less:
  Excess depreciation deducted for income tax purposes                       6,259,236       181,139     6,440,375

  Rent concessions not recognized for income tax purposes                        4,186            74         4,260

  Insurance premiums deducted for income tax purposes                           13,195           233        13,428
                                                                           -----------   -----------   -----------

Balance (deficiency) per tax return                                        $(4,508,825)  $  (452,129)  $(4,960,954)
                                                                           ===========   ===========   ===========


=======================================================================
NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
=======================================================================
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1996
---------------------------------------------------------------------------------------------------------------------------------

           Column A                Column B               Column C                Column D                Column E
           --------                --------               --------                --------                --------
                                                                                                     Gross Amount at Which
                                                Initial Cost to Partnership        Costs          Carried at Close of Period
                                             ---------------------------------  Capitalized    ----------------------------------
                                                       Buildings and           Subsequent to            Buildings and
         Description             Encumbrances   Land   Improvements     Total   Acquisition      Land    Improvements    Total
Cobblestone Court Shopping
 Center, Burnsville, Minnesota   $ 4,041,088 $1,205,378 $ 4,676,940 $ 5,882,318 $  340,985(1) $1,205,378 $ 5,017,925 $ 6,223,303(2)

Woodhollow Apartments,
 St. Louis, Missouri               8,276,961  1,013,858  11,651,289  12,665,147  1,667,848(1)  1,013,858  13,319,137  14,332,995

Both properties                      211,435       --          --          --         --            --          --          --
                                 ----------- ---------- ----------- ----------- ----------    ---------- ----------- -----------

          Total                  $12,529,484 $2,219,236 $16,328,229 $18,547,465 $2,008,833    $2,219,236 $18,337,062 $20,556,298
                                 =========== ========== =========== =========== ==========    ========== =========== ===========
                                                Column F       Column G    Column H        Column I
                                                --------       --------    --------        --------
                                                                                            Life on
                                                                                       which Depreciation
                                              Accumulated      Date of       Date       in Latest Income
                                             Depreciation   Construction   Acquired   Statement is Computed
Cobblestone Court Shopping
 Center, Burnsville, Minnesota               $2,743,416 (2)       1980      2/16/82         30 years

Woodhollow Apartments, St. Louis,
 Missouri                                     7,134,674      1971-1972      7/28/82         30 years
                                             ----------

          Total                              $9,878,090
                                             ==========

(1) Amount is net of the following building writedowns to reflect the minimum recoverable value to the Partnership:

          Cobblestone Court                   $489,000
          Woodhollow Apartments                575,000

(2)  Amount is shown net in the financial statements $(3,479,887).


                                                                     (Continued)

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
-----------------------------------------------------------------------------------------------------------------------

                                                        1996            1995            1994
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period             $ 20,150,890    $ 20,036,471    $ 19,902,357

        Add - Cost of improvements                      408,706         153,607         137,114

        Less - Cost of disposals                         (3,298)        (39,188)         (3,000)
                                                   ------------    ------------    ------------

        Balance at end of period                   $ 20,556,298    $ 20,150,890    $ 20,036,471
                                                   ============    ============    ============

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period             $  9,444,928    $  8,865,810    $  8,151,471

        Add - Provision during the period               436,460         618,306         717,339

        Less - Depreciation on disposals                 (3,298)        (39,188)         (3,000)
                                                   ------------    ------------    ------------

        Balance at end of period                   $  9,878,090    $  9,444,928    $  8,865,810
                                                   ============    ============    ============

(C)  The aggregate cost of real estate owned for
        federal income tax purposes                $ 21,620,298    $ 21,214,890    $ 21,100,471
                                                   ============    ============    ============

                                                                     (Concluded)
                                      -32-